EXHIBIT 10.51


                               THIRD AMENDMENT TO
                          OPEN-ENDED PRODUCT AGREEMENT


         This Superceding Amendment to Open-Ended Product Agreement is entered into this 15th day of March, 2000 by and between Wade Cook Financial Corporation a Nevada Corporation and or its assigns (collectively, "WCFC"), and Wade B. Cook a married individual ("Cook"), (collectively, the "Parties").

                                    Recitals

A. WCFC and Cook enter into an Open-Ended Product Agreement dated March 20, 1998 (the "Product Agreement") pursuant to which Cook granted WCFC a non-exclusive worldwide license to all intellectual property described in Exhibit A of the Product Agreement.

B. WCFC and Cook entered into an Amendment to Open-Ended Product Agreement dated May 7, 1999 (the "First Amendment") pursuant to which Cook amended his royalty rate of ten percent (10%) of all gross sales for Products licensed under the Product Agreement to a yearly royalty that is greater of $5,000,000 or five percent (5%) of gross sales revenue received from sales of such Products.

C. Cook is a substantial shareholder in WCFC and as such, has a vested interest in the continuing profitability of WCFC.

                                    AGREEMENT

         In consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

          1. Amendment. The Parties agree that the first paragraph of Section 5 of the Product Agreement, as amended by and set forth in the First Amendment, shall be deleted in its entirety and replaced with the following:

          WCFC shall pay Cook a minimum annual royalty that is the lesser of Five Million and No/100ths Dollars ($5,000,000.00) or based on 3.5% of gross sales revenue received from sales of products listed hereunder minus refunds, returns and sales taxes collected, if any ("Gross Sales Revenue"). No royalties shall be due on Products given away for free. Royalties shall be paid quarterly on or before May 1, August 1, November 1, and February 1 for all Gross Sales Revenue received in the quarter ending the previous March 31, June 30, September 30, and December 31 respectively. Cook shall be entitle to take draws against royalties up to a maximum of $1,250,000.00 per quarters.

          2. Effective Date. The effective date of this Third Amendment shall be January 1, 2000.

          3. Capitalized Terms. Any capitalized terms not defined herein shall have the same meaning ascribed to such terms in the Product Agreement.

          4. Counterparts. This Third Amendment and any other document or instrument related to the Product Agreement to be executed by the parties may be executed in counterparts, each of which shall constitute an original.

          5. Remaining Terms Unchanged. All other terms of the Product Agreement and The First Amendment remain binding and in effect.

          Executed as of the date first written above.


                                   Wade Cook Financial Financial Corporation a Washington corporation


                                   -------------------------
                                   By: Cynthia C. Britten
                                   Its: Chief Financial Officer



                                   -------------------------
                                   Wade B. Cook